Exhibit 99.1

Contact:                           Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Wednesday, June 20, 2007

STAR BUFFET, INC. BUYS
WESTERN SIZZLIN FRANCHISED RESTAURANT

SCOTTSDALE, AZ — June 20, 2007 — Star Buffet, Inc. (NASDAQ: STRZ) announced the acquisition of a Western Sizzlin franchisee in Magnolia, Arkansas.  The Company acquired the assets of Rankin Brothers, Inc. from the company’s principals, John and Curtice Rankin.  This is the third purchase of a Western Sizzlin franchisee and the seventh unit addition Star Buffet has completed in the current fiscal year.

Commenting on the announcement, Robert E. Wheaton, Star Buffet’s president stated, “We are very pleased with Western Sizzlin’s strategic direction and, as a result, continue to explore opportunities for additional investments in this well-managed brand.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 29, 2007, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of June 20, 2007, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffets, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, three Holiday House Family restaurants, three Western Sizzlin restaurants, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse, one Oklahoma Steakhouse, one Bar H Steakhouse and one Casa Bonita Mexican theme restaurant.

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